                                                                  EXHIBIT (d)(2)

            THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING
                   SECURITIES THAT HAVE BEEN REGISTERED UNDER
                     THE SECURITIES ACT OF 1933, AS AMENDED.

                                  VIRAGE, INC.

                             1997 STOCK OPTION PLAN

       This memorandum contains information regarding the Virage, Inc. 1997 Stock Option Plan (the "Plan"), under which any combination of the authorized but unissued or reacquired shares of common stock, par value $0.001 ("shares"), of Virage, Inc., a Delaware corporation, and any successor corporation thereto (collectively the "Company") are issuable to eligible persons providing services to the Company and any parent or subsidiary corporations of the Company (individually, a "participating company", collectively, the "participating company group").

       As used herein, "option" means a right to purchase shares (subject to capital changes) granted under the Plan; "option agreement" means a written agreement between the Company and an optionee setting forth the terms, conditions and restrictions of the option; "Ten Percent Owner Optionee" means an optionee who, at the time an option is granted, owns stock possessing more than 10% of the total combined voting power of all classes of stock of a participating company within the meaning of Section 422(b)(6) of the Internal Revenue Code of 1986, as amended, and any applicable regulations promulgated thereunder (the "Code"); "Board" means the Board of Directors of the Company; "insider" means an officer or a director of the Company or any other person whose transactions in the shares are subject to Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"); "Rule 16b-3" means Rule 16b-3 under the Exchange Act, as amended from time to time, or any successor rule or regulation; and "Securities Act" means the Securities Act of 1933, as amended.

       The Company will provide without charge to each person to whom a copy of this memorandum is delivered, upon written or oral request, copies of the documents that have been incorporated by reference in the Company's Registration Statement by which the securities described in this memorandum are registered (not including exhibits to the documents that are incorporated by reference unless such exhibits are specifically incorporated by reference into the documents that the Registration Statement incorporates). This information is also incorporated by reference in this memorandum. The Company also will provide without charge to each person to whom a copy of this memorandum is delivered, upon written or oral request, an additional copy of this memorandum, a copy of the Company's annual report to stockholders for its latest fiscal year and a copy of all reports, proxy statements and other communications distributed to its stockholders for its latest fiscal year and a copy of all reports, proxy statements and other communications distributed to its stockholders generally. Such requests should be directed to the Chief Financial Officer, Virage, Inc., 177 Bovet Road, Suite 520, San Mateo, CA 94402, 650/573-3210.

                                September 8, 2000

       Should any inconsistency exist between the following description and the actual terms of the Plan or the optionee's agreement, the terms of the Plan or the optionee's agreement control.

       A. GENERAL PLAN INFORMATION.

              In order to provide an incentive to attract, retain and reward persons performing services for the participating company group and to motivate them to contribute to the group's growth and profitability, the Plan provides for the grant to such persons of either incentive stock options ("ISOs") within the meaning of Section 422(b) of the Code or nonstatutory options ("NSOs") which do not qualify as ISOs. The Plan was adopted by the Board on December 4, 1997, and approved by the stockholders on December 4, 1997. The Plan will continue until the earlier of its termination by the Board or the date on which all of the shares available for issuance under the Plan have been issued and all restrictions on such shares have lapsed. However, all ISOs under the Plan must be granted, if at all, by December 4, 2007.

       B. PLAN ADMINISTRATION.

              1. General. The Board, including any duly appointed Board committee, will administer the Plan and is responsible for interpreting both the Plan and the options. However, with respect to insiders participating in the Plan, the Plan will be administered in compliance with the requirements of Rule 16b-3. Communications to the Board may be addressed to the Company's principal executive offices at 177 Bovet Road, Suite 520, San Mateo, California 94402, 650/573-3210.

              2. Composition of Board. Directors are elected for three-year terms. The directors are divided into three classes, with one class elected at each annual meeting of stockholders. All directors will hold office until the expiration of the term for which elected and until their successors are elected and qualified or until their earlier death, resignation or removal from office. The entire Board or any individual director may be removed from office, prior to the expiration of a Board member's term of office, only in the manner and within the limitations provided by the Bylaws of the Company and the law of Delaware.

              3. Powers of the Board. Subject to the provisions of the Plan, the Board (a) determines to whom and when options will be granted and the number of shares subject to each option, (b) designates options as ISOs or NSOs, (c) determines the fair market value of shares or other property, (d) determines the terms of each option and any acquired shares, (e) may approve standard forms of option agreement, (f) may amend, modify, extend or renew, or grant a new option in substitution for, any option or waive any restrictions or conditions, (g) may accelerate, continue, extend or defer the exercisability of any option or the vesting of any shares acquired upon the exercise thereof, (h) may delegate to a Company officer the authority to grant one or more options (other than to an insider) subject to the terms and conditions of the appropriate standard form of option agreement (an "officer authorized option"), (i) may establish Plan rules, guidelines and policies, and (j) may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any option agreement.

              4. Shares Subject to Plan and Capital Changes. The maximum aggregate number of shares that may be issued under the Plan shall be 15,498,034, increased on the first day of each fiscal year of the Company beginning on or after April 1, 2001 by the lesser of (a) 1,500,000 shares, (b) 5% of the total number of shares issued and outstanding on the last day of the preceding fiscal year, or (c) such lesser number of shares as determined by the Board. The above share reserve shall be reduced by the sum of the number of shares that remain subject to any option outstanding under the Company's 1995 Stock Option Plan (a "1995 Plan Option") and the number of issued and outstanding shares that were issued upon the exercise of a 1995 Plan Option after December 4, 1997. If there is a stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or similar change in the capital structure of the Company, appropriate adjustments will be made in the number and class of shares subject to the Plan and to outstanding options as well as in the exercise price of outstanding options.

       C. ELIGIBILITY.

              Options may be granted only to employees, consultants, and directors, including prospective employees, consultants and directors to whom options are granted in connection with written offers of employment or other service relationship with the participating company group.

              Any person who is not an employee on the date an option is granted to such person may be granted only an NSO. An ISO granted to a prospective employee upon the condition that such person become an employee shall be deemed granted on the date such person commences service with a participating company, with an exercise price determined as of such date.

              Taking into account all options designated as ISOs under all stock option plans of the Company in the order in which they were granted to an optionee, such options will be treated nevertheless as NSOs to the extent that the aggregate fair market value of the shares (determined at the time the ISO is granted) exercisable for the first time during any calendar year exceeds $100,000.

              Subject to adjustment for capital changes, no employee may be granted options within any fiscal year of the Company which in the aggregate are for the purchase of more than 300,000 shares.

       D. GRANT OF OPTION.

              1. Option Agreement. Options are evidenced by option agreements in a form the Board establishes. Unless the Board otherwise provides when the option is granted, the option must comply with the terms and conditions of the applicable standard form of option agreement adopted by the Board.

              2. Exercise Price. The "exercise price" may not be less than the following percentages of the fair market value of a share on the option grant date:

      ISOs to Ten Percent Owner Optionees...............    110%
      Other ISOs........................................    100%
      Officer authorized options........................    100%
      NSOs generally....................................     85%

              3. Start of Exercise Period. Generally an option is immediately exercisable after the grant date (or the later date that the optionee's service actually starts), subject to the Company's right to repurchase unvested shares when the optionee's service terminates or if the optionee attempts to dispose of unvested shares. To ensure that either unvested shares or shares securing a promissory note will be available for repurchase, the Company may hold the stock certificates in escrow.

              4. Vesting Schedule. Provided the optionee has continuously rendered service to the participating company group, the shares subject to an option will generally vest over 4 years.

              5. End of Exercise Period. An option terminates and may not be exercised after the earlier of (a) the expiration date (generally 10 years after the date of grant),(1) (b) the last day for exercising your option as described below if you service terminates for any reason, or (c) a "transfer of control" as described below unless the option is assumed or substituted for by the acquiring corporation. Typically, if the optionee's service terminates as a result of the optionee's disability or death, the optionee or his or her legal representative will have up to 12 months to exercise the option to the extent it was vested on the optionee's termination date.(2) In all other cases, the optionee typically will have up to 3 months to exercise the option to the extent it was vested on his or her termination date. However, in no event will the option be exercisable after its expiration date. Generally, if exercise within the time limits described above for termination of service is prevented because issuing the shares would violate a law or regulation, then the applicable exercise period is extended for three months after the Company notifies the optionee that the option is exercisable, but in any event no later than the option expiration date. Likewise, if a sale of option shares acquired during the time limits described above for termination of service would subject the optionee to suit under Section 16(b) of the Exchange Act, then generally the exercise period is extended for 10 days after the optionee is no longer subject to suit or 190 days after the optionee's termination of service, or the option expiration date, whichever occurs first.

              6. No Termination of Service for a Leave of Absence. The optionee's service will not be deemed to terminate if the optionee takes any Company-approved military leave, sick leave or other bona fide leave of absence of less than 91 days. The optionee's service will terminate on the 91st day of the leave unless the optionee's right to reemployment remains

----------

(1) The expiration date of an ISO granted to a Ten Percent Owner Optionee may be no more than five years after the date of grant.

(2) If the option is exercised more than three months after the date on which the optionee's service as an employee terminated as a result of a disability other than a permanent and total disability as defined in Section 22(e)(3) of the Code, the option will be treated as an NSO and not as an 1S0 to the extent required by Section 422 of the Code.

guaranteed by statute or contract. Unless otherwise designated by the Company (or required by law), a leave of absence will not be treated as service for vesting purposes.

              7. Rights as a Stockholder, Employee or Consultant. An optionee will have no rights as a stockholder with respect to any shares until the date on which all of the conditions under the option agreement to an effective exercise of the option have been satisfied. No adjustment will be made for dividends, distributions, or other rights if the record date is prior to the date of the option's effective exercise (except for capital changes described above). Nothing in the Plan or an option gives an optionee any right to continue in the service of a participating company or interferes with any right of the participating company group to terminate the optionee's service.

       E. OPTION EXERCISE AND PAYMENT FOR SHARES.

              1. Compliance with Applicable Law. The option grant and the issuance of shares must comply with all applicable legal requirements. Therefore, the option may not be exercised (a) if issuing the shares would violate a law or regulation or (b) if a registration statement under the Securities Act is not then in effect with respect to the shares and in the opinion of the Company's legal counsel the shares may not be issued under an exemption from the Securities Act registration requirements. The Company may require the optionee to satisfy any necessary or appropriate qualifications, to evidence compliance with applicable laws or regulations and to make representations and warranties with respect thereto before the option is exercised.

              2. Exercise Procedure. Options are exercised by written notice to the Company stating the election to exercise the option, the number of whole shares for which the option is being exercised and such other representations and agreements as to the optionee's investment intent required by the option agreement. The written notice must be signed by the optionee and, before the option terminates, delivered in person, by certified or registered mail, return receipt requested, by confirmed facsimile transmission, or by other means the Company permits, to the Company's Chief Financial Officer or to another authorized representative of the participating company group accompanied by the applicable exercise price and an executed copy of any required escrow and security agreements.

              3. Payment. If and to the extent the option agreement and applicable law permits, the exercise price may be paid by any combination of (1) cash, check or cash equivalent, (2) tender of shares (valued at current fair market value) owned by the optionee for more than six months or not acquired, directly or indirectly, from the Company, provided that no law, regulation or agreement restricting the redemption of the Company's stock is violated, (3) the assignment of the proceeds of a sale or loan with respect to the acquired shares if the Company then offers such a "cashless exercise" program, (4) the optionee's promissory note in a form approved by the Company, or (5) other consideration approved by the Board.

              4. Tax Withholding. The Company may deduct from the shares acquired or accept tender of shares (valued at current fair market value) for any option-related tax withholding obligations or, alternatively, may require the optionee to make adequate provision for such taxes. The Company is not required either to deliver the shares or to release the shares from escrow until such obligations are satisfied.

              5. Certificate Registration and Fractional Shares. Unless the exercise price is paid by means of a cashless exercise, the certificate for the acquired shares will be registered in the name of the optionee, or, if applicable, the optionee's heirs. The Company is not required to issue fractional shares.

              6. Repurchase Rights. The shares may be subject to a right of first refusal, one or more repurchase options, or other conditions and restrictions determined by the Board at the time the option is granted. The Company may assign any repurchase right it may have, whether or not such right is then exercisable, to one or more persons selected by the Company.

              7. Legends. The Company may place legends referencing the unvested share repurchase option and any applicable securities law restrictions on all stock certificates for acquired shares, and upon request the optionee must promptly present the stock certificates to the Company for such purpose.

              8. Notice of Sales of ISO Shares. An optionee granted an ISO must promptly notify the Chief Financial Officer if the optionee disposes of any shares acquired under the ISO within one year after the acquiring the shares or two years after the ISO was granted.

       F. NONTRANSFERABILITY.

              During the optionee's lifetime the option is exercisable only by the optionee or the optionee's guardian or legal representative. While options generally are not assignable or transferable by the optionee, except by will or by the laws of descent and distribution, an NSO may be assignable or transferable to the extent permitted by the Board and set forth in the option agreement.

       G. TRANSFER OF CONTROL.

              If there is a transfer of control, the acquiring corporation (as defined in the Plan) may either assume the Company's rights and obligations under outstanding options or substitute for outstanding options substantially equivalent options for the acquiring corporation's stock. Generally options which are not assumed, substituted for or exercised will terminate as of the date of the transfer of control.

              A "transfer of control" generally means one or a series of "ownership change events" wherein the Company's stockholders do not retain beneficial ownership of more than 50% of the total combined voting power of the outstanding voting stock of the Company or the corporation or corporations to which the assets of the Company were transferred. An "ownership change event" means (1) the direct or indirect sale or exchange in a single or series of related transactions by the Company's stockholders of more than 50% of the Company's voting stock, (2) a merger or consolidation in which the Company is a party, (3) the sale, exchange, or transfer of all or substantially all of the Company's assets or (4) a liquidation or dissolution of the Company.

       H. AMENDMENT OR TERMINATION OF THE PLAN.

              The Board may terminate or amend the Plan at any time but, subject to changes in the law or other legal requirements that would permit otherwise, without stockholder approval may not (1) increase the maximum number of shares authorized for issuance under the Plan (except by operation of the capital changes provision discussed above), (2) change the class of persons eligible to receive ISOs, or (3) expand the class of persons eligible to receive NSOs. In any event, no termination or amendment of the Plan may adversely affect outstanding option without the optionee's consent unless it is required to enable an option designated as an ISO to qualify as an ISO or is necessary to comply with a law or government regulation.

       I. ERISA AND INTERNAL REVENUE CODE SECTION 401.

              The Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended, and is not qualified under
Section 401(a) of the Code.

       J. FEDERAL INCOME TAX INFORMATION.

              The tax consequences arising in connection with options are complex and subject to change. The following summary is only a general guide to the current United States federal income tax consequences of options granted under the Plan and does not describe all such possible tax consequences. In addition, an optionee's particular situation may be such that some variation of the general rules is applicable. For example, the following summary does not describe the tax consequences of certain transactions, such as if shares of common stock of the Company are used to exercise an option, if shares acquired by exercise of an option are sold to certain related parties, or if the optionee acquires substantially identical shares within the 30-day period before or after a sale of shares acquired upon exercise of an option. OPTIONEES SHOULD CONSULT THEIR OWN TAX ADVISORS PRIOR TO THE EXERCISE OF ANY OPTION AND PRIOR TO THE DISPOSITION OF ANY SHARES ACQUIRED UNDER THE PLAN.

              1. Tax Consequences to Optionees of ISOs. An optionee does not realize taxable income when an ISO is granted, and will not realize taxable income for regular tax purposes when it is exercised. However, the amount of ordinary income the optionee would have recognized had the ISO been an NSO is an adjustment in computing the optionee's alternative minimum taxable income and may be subject to the alternative minimum tax in the taxable year of the "determination date." (See the discussion below.)

              In general, an optionee who disposes of shares acquired upon exercise of an ISO more than two years after the option was granted and after holding the shares for more than one year (the "ISO Holding Periods") recognizes taxable long-term capital gain (or loss) equal to the difference between the sale price and the exercise price of the shares. If the optionee disposes of the shares in a disqualifying disposition (that is, either or both of the ISO Holding Periods are not satisfied), the lesser of (i) the amount of ordinary income the optionee would have recognized on the "determination date" had the option been an NSO (see the discussion below) or (ii) the gain realized on the disposition is ordinary income at the time of the disposition. Any additional gain or any loss is a capital gain or loss.

              2. Alternative Minimum Tax. Alternative minimum taxable income is subject to a tax which must be paid to the extent such tax exceeds the regular tax for the year. An optionee may be entitled to an alternative minimum tax credit which may, subject to certain limitations, be applied against the optionee's regular tax in subsequent years. For regular tax purposes, the basis of the shares will generally be the aggregate price paid for the shares. For alternative minimum tax purposes, however, the basis of such shares will generally be the fair market value of the shares on the date the alternative minimum taxable income is determined.

              3. Tax Consequences to Optionees of NSOs. An optionee does not realize taxable income when an NSO is granted. Upon or following the exercise of an NSO, the optionee recognizes ordinary income on the "determination date" (defined below) equal to the excess of the fair market value on the determination date of the shares acquired over the price paid to acquire such shares. Such income generally is subject to withholding of taxes. In general, upon the disposition of the shares, any gain or loss, based on the difference between the amount realized and the fair market value of the shares on the determination date, will be taxed as a long-term capital gain or loss if the optionee held the shares for more than 12 months after the determination date or a short-term capital gain or loss if the optionee held the shares for 12 months or less after the determination date.

              4. Determination Date. Generally, the "determination date" is the date on which the shares are acquired. The determination date for unvested shares is the date on which the shares vest. However, if the determination date is after the date on which the shares are acquired, the optionee may elect, under Section 83(b) of the Code, to have the exercise date be the determination date by filing an election with the Internal Revenue Service not later than 30 days after the date the shares are acquired.

              5. Section 83(b) Election. If the optionee exercises an option for shares that are both nontransferable and subject to a substantial risk of forfeiture, the optionee should consult with his or her tax advisor regarding the advisability of filing with the Internal Revenue Service an election under
Section 83(b) of the Code within 30 days. Shares may be nontransferable and subject to a substantial risk of forfeiture if, for example, they are unvested and are subject to the Company's repurchase right.

              6. Long-Term Capital Gain Rates. Federal income tax law currently provides generally for a maximum rate of 20% for long-term capital gain where the holding period is more than 12 months.

              7. Tax Consequences to the Company. The Company is generally entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of a disqualifying disposition of an ISO or the exercise of an NSO, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder.

              8. Other Taxes. The above discussion is only a summary of certain aspects of the highly complex United States federal income tax rules applicable to options and does not deal with other taxes which may affect an optionee, such as state and local income taxes, estate, gift and inheritance taxes and taxes of countries other than the United States of America. Each optionee should obtain and must rely on the advice of his or her own tax advisor with respect to such matters.

       K. RESTRICTIONS ON RESALE.

              1. Rule 144. Optionees with the power to manage and direct the policies of the Company, relatives of such optionees, and trusts, estates, corporations, or other organizations controlled by the foregoing persons may be deemed to be "affiliates" of the Company. Affiliates generally are obligated to resell shares in compliance with Rule 144 promulgated by the Securities and Exchange Commission under the Securities Act, which requires sales to be effected in "broker's transactions," as defined in such Rule, and limits the number of shares which may be sold in any three-month period to no more than the greater of 1% of the outstanding shares of the common stock of the Company or the average weekly reported volume of trading in shares of the common stock of the Company during the four calendar weeks preceding the filing of the required notice of the proposed sale. However, since the shares have been registered under the Securities Act, affiliates reselling shares in compliance with Rule 144 are not subject to its holding period requirement.

              2. Section 16(b). Section 16(b) of the Exchange Act permits the recovery by the Company of any profit realized by an insider from each purchase and subsequent sale, or sale and subsequent purchase, of shares of common stock of the Company within any period of less than six months. Optionees should consult their own legal advisors prior to the disposition of any shares of the common stock of the Company in order to ascertain the precise application of
Section 16 of the Exchange Act to their particular situation.

              3. Rule 10b-5. All optionees are subject to Rule 10b-5 under the Exchange Act, which prohibits any person from engaging in fraudulent practices in connection with the purchase or sale of securities. This rule generally prohibits optionees from buying or selling the Company's securities using material information about the Company which has not yet been released to the public. Before buying or selling any stock of the Company and, in particular, before selling stock of the Company acquired under the Plan, optionees should consult the Company regarding the applicability of any Company "trading window policies" prohibiting trading in the Company's stock by certain persons during specified periods of the year when material inside information is likely to be held by such persons prior to its release to the public.

       L. STOCKHOLDER RIGHTS PLAN.

              On November 8, 2000, the Board implemented a stockholder rights plan ("RIGHTS PLAN") to protect the stockholders in the event of a proposed takeover of the Company which has not been recommended or approved by the Board. Under the Rights Plan, the Company's common stock carries one "RIGHT" which entitles the holder, under certain circumstances, to purchase from the Company one one-thousandth of a share of Series A Preferred Stock, par value of $0.001, at a price set forth in the Rights Agreement dated as of November 8, 2000, between the Company and Continental Stock Transfer & Trust Company. The Rights are redeemable by the Company and expire on November 7, 2010, unless earlier redeemed.

       M. ADDITIONAL INFORMATION.

              Additional information about the Plan and the Plan administrators may be obtained from the Company at 177 Bovet Road, Suite 520, San Mateo, California 94402, 650/573-3210.

                                TABLE OF CONTENTS

                                                                                           PAGE
                                                                                           ----
A.   GENERAL PLAN INFORMATION................................................................1


B.   PLAN ADMINISTRATION.....................................................................1


C.   ELIGIBILITY.............................................................................2


D.   GRANT OF OPTION.........................................................................2


E.   OPTION EXERCISE AND PAYMENT FOR SHARES..................................................4


F.   NONTRANSFERABILITY......................................................................5


G.   TRANSFER OF CONTROL.....................................................................5


H.   AMENDMENT OR TERMINATION OF THE PLAN....................................................6


I.   ERISA AND INTERNAL REVENUE CODE SECTION 401.............................................6


J.   FEDERAL INCOME TAX INFORMATION..........................................................6


K.   RESTRICTIONS ON RESALE..................................................................8


L.   SHAREHOLDER RIGHTS PLAN.................................................................8


M.   ADDITIONAL INFORMATION..................................................................9


                                      -i-